Exhibit 99.1

Tony Zook Joins the Board of ViralClear Pharmaceuticals, a majority-owned subsidiary of BioSig Technologies, Inc.

●	Former senior executive at AstraZeneca and pharmaceutical industry expert to join as Independent Director

●	The Company is developing Vicromax(tm) – a broad-spectrum orally administered anti-viral candidate for COVID-19

●	Upon receipt of FDA approval, Phase II clinical trial is planned to be conducted at Mayo Clinic

Westport, CT, April 21, 2020 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”) today appointed Mr. Anthony (‘Tony’) Zook to the Board of Directors of its majority-owned subsidiary ViralClear Pharmaceuticals, Inc.

Mr. Zook brings to ViralClear a wealth of commercialization experience in the pharmaceutical industry gained primarily through his career at AstraZeneca Plc [LON:AZN]. Mr. Zook held several executive positions at AstraZeneca, including Executive Vice President of Global Commercial Operations from 2010 to 2013, President and Chief Executive Officer of the North American division from 2007 to 2010 and President of Medimmune, the wholly owned biologics division of AstraZeneca, from 2008 to 2010. Under Mr. Zook’s leadership, AstraZeneca commercialized ten blockbuster brands, each in excess of $1 billion in sales. Along with the CEO, CFO, and Head of R&D, Mr. Zook sat on the Portfolio Investment Board (PIB), which set and approved the overall strategy for Research and Development and allocated resources by therapeutic area.

Mr. Zook served or continues to serve on several boards including the boards of AltheRx, Inhibikase, Rib-X Pharmaceuticals, the National Pharmaceutical Council, PhRMA, the Pennsylvania Division of the American Cancer Society and his alma mater, Frostburg State University. Mr. Zook earned a B.S. degree from Frostburg State University and an A.A. degree in chemical engineering from Pennsylvania State University.

“I have been very impressed with what the ViralClear team achieved in just one month. The strong fundamentals of its product candidate, the safety it demonstrated in the previous trials and the recently secured clinical support of Mayo Clinic are very important elements needed to help take the product into FDA-approved clinical trials and then, hopefully, upon FDA approval, to the commercial market. I look forward to lending my expertise and see this company advance in the coming months,” commented Mr. Zook.

The Company recently announced that Mayo Clinic is set to become a study site for a planned Vicromax(tm) Phase II clinical trial for the treatment of COVID-19, once approved by the FDA. The study will be a randomized, placebo-controlled trial. Data from the Phase II trial is expected within three months from its commencement.

“Tony’s many commercial accomplishments in the pharmaceutical industry and his executive experience in leading both large and small companies adds a definite advantage to ViralClear. We look forward to Tony’s contributions as we continue to execute on our goals of bringing Vicromax(tm) to patients,” stated Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

About Vicromax(tm) (merimepodib)

Anti-viral candidate Vicromax (tm) (merimepodib orMMPD) targets RNA-dependant polymerases. The molecule has shown activity against a broad spectrum of RNA viruses and has demonstrated satisfactory safety data from over 300 patients treated for hepatitis C. Recently, the Company published first pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch. A manuscript titled “The IMPDH inhibitor merimepodib suppresses SARS-COV-2 replications” was authored by Natalya Bukreyeva, Emily K. Mantlo, Rachel A. Sattler, Cheng Huang, Slobodan Paessler, DVM, Ph.D of the UTMB Galveston National Laboratory and Jerome Zeldis, M.D., Ph.D of ViralClear. In-vitro studies referenced in the manuscript demonstrated that merimepodib decreased viral production by over 98%.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat COVID-19. Vicromax(tm) is intended to be an orally administered, broad-spectrum anti-viral agent that has demonstrated strong activity against COVID-19 in cell cultures in laboratory testing. The product candidate has completed Phase I and three Phase II trials in other indications.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133